EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-197220 on Form S-1, Nos. 333-204179, 333-205128 and 333-224867 on Form S-3, and Nos. 333-125796, 333-161642, 333-169067, 333-189985, 333-204055, 333-214846, 333-221552 and 333-238571 on Form S-8 Abeona Therapeutics Inc. and Subsidiaries, of our report dated March 24, 2021, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Abeona Therapeutics Inc. and Subsidiaries for the year ended December 31, 2020.

/s/ WHITLEY PENN LLP

Plano, Texas

March 24, 2021